Exhibit 99.1

Contact:	Mike Kovar
Chief Financial Officer
Fossil, Inc.
(469) 587-3334

Investor Relations:	Allison Malkin
Integrated Corporate Relations
(203) 682-8225

FOSSIL REPORTS RECORD FIRST QUARTER SALES AND GROSS PROFIT

Richardson, TX. May 15, 2007 — Fossil, Inc. (NASDAQ: FOSL) today reported record first quarter net sales and gross profit and certain balance sheet highlights for the thirteen-week period ended April 7, 2007 (“First Quarter”), which compares to a fourteen-week period in the prior year first quarter.

First Quarter Highlights (2007 vs 2006):

•                  Net sales increased 15.4% to $304.8 million;

•                  Gross profit increased 17.4% to $156.1 million, or 51.2% of net sales;

•                  Cash, cash equivalents and short-term investments at quarter-end increased 118.7% to $148.7 million; and

•                  Inventory at quarter-end decreased 7.2% to $235.6 million

“First quarter results included better-than-expected sales volume growth internationally, driven by FOSSIL and licensed watch brands, combined with higher retail sales volumes through our company-owned stores,” began Mike Kovar, Senior Vice President and Chief Financial Officer of Fossil, Inc.  “During the quarter, we also made further progress regarding our inventory management goals, reporting a 7% reduction in inventory versus a year ago, despite an increase in company-owned retail locations. As we look ahead, we are excited about the opportunities to capitalize on the growing importance of our brands globally, including product extensions associated with our non-watch businesses, and increasing our global retail presence.”

Disclosure Limitation and Restatement of Certain Historical Financial Statements

As previously announced on May 7, 2007, a committee made up of independent outside directors of the Board of Directors of the Company (the “Special Committee”) presented its final report on the voluntary review of the Company’s historical equity granting practices to the Board of Directors on May 4, 2007.  As a result of the findings of the report, the Company’s management is currently working to revise certain incorrect measurement dates in accordance with Accounting Principals Board Opinion No. 25, “Accounting for Stock Issued to Employees”, for impacted stock option grants for fiscal years from 1993 to 2005 and SFAS 123R, “Share-Based Payments”, for grants made subsequent to fiscal year 2005. Although the determination of the proper measurement dates is still in progress, the Company estimates the cumulative pre-tax financial non-cash impact of recording additional compensation expense associated with equity grants during the fourteen year period from 1993 to 2006 to be up to approximately $16 million. In addition to these non-cash charges, the Company will incur expenses related to the costs of the investigation as well as anticipated cash payments to certain employees to cover adverse tax or compensation impact as a result of correcting the measurement date of any previously issued equity grants. With respect to the costs of the investigation, since the Special Committee’s review commenced in November 2006 through the end of the First Quarter, the Company has incurred approximately $5.3 million in legal and accounting fees related to the investigation of which approximately $5.1 million was incurred during the First Quarter.

The Company anticipates restating its previously issued consolidated financial statements for fiscal years 2004 and 2005, for all fiscal quarters of 2005 and the first and second fiscal quarters of 2006. As a result of the restatement, the Company may also elect to record additional non-cash charges related to immaterial accounting adjustments previously not recorded by the Company. Accordingly, the disclosure of the Company’s First Quarter results have been limited to sales, gross profit and certain balance sheet items that the Company does not expect to be impacted by any material adjustments recorded in connection with its restatement of certain prior year financial statements filed with the Securities and Exchange Commission (“SEC”).  However, there can be no assurance that such amounts will not change as a result of the restatement.

Preliminary First Quarter Results

The Company noted that the First Quarter included thirteen weeks of results of the Company’s operations compared to fourteen weeks in the prior year quarter. The Company stated in the previous year that it believed the extra week in its fiscal 2006 first quarter increased net sales by approximately $16.0 million. Nevertheless, worldwide net sales for the First Quarter rose 15.4% (12.4% excluding currency) in comparison to the prior year quarter.  Total international wholesale sales rose 27.1% (20.8% excluding currency).  Sales in Europe increased 23.8% (14.7% excluding currency), primarily as a result of sales volume growth in FOSSIL and licensed watches and FOSSIL jewelry.  Other international sales increased 34.4% (34.1% excluding currency) driven by increased volume in licensed and FOSSIL brand watches.  Sales from the Company’s domestic watch business declined 3.8%, or 1% excluding discontinued product sales in both the First Quarter and the prior year quarter. Sales volume declines in the Company’s mass market and special market watch businesses were partially offset by increased sales of licensed watches.  Domestic sales of FOSSIL watches, excluding discontinued product sales from both the First Quarter and the prior year quarter, increased by 1.3%.  First Quarter net sales from the Company’s accessories business rose 3.9% compared to the prior year quarter with sales volume growth from RELIC brand leather goods and RELIC eyewear partially offset by low single-digit sales volume declines in FOSSIL women’s and men’s leather products.  Worldwide company-owned retail store sales increased 22.6%, compared to the prior year quarter, as a result of a 25.6% increase in the average number of stores open during the First Quarter and comparable store sales gains of 4.6%.  On a comparable thirteen week period for the prior year quarter, First Quarter sales from company-owned retail stores increased by approximately 12%.

Gross profit of $156.1 million represents an increase of 17.4% over the prior year quarter amount of $133.0 million.  Gross profit margin increased by 90 basis points to 51.2% in the First Quarter compared to 50.3% in the prior year quarter.  The increase in First Quarter gross profit margin reflects a 130 basis point improvement due to favorable currency rates and an increased sales mix of higher gross profit margin international and company-owned retail store sales.  These increases in gross profit margin were partially offset by increased RELIC accessory sales and increased export sales to distributors from the Company’s U.S. operations, both of which carry lower gross profit margins than the Company’s historical consolidated gross profit margin. Additionally, gross profit margins were negatively impacted as a result of certain new styles added to the Company’s global watch assortment which generated lower gross profit margins than historical averages. However, the Company currently has an initiative in place that it believes will result in improved gross product margins across its various product lines beginning in the second half of the year.

Selected Balance Sheet Information

At April 7, 2007, the Company had cash, cash equivalents and short-term investments balances totaling $148.7 million, no long-term debt and $11.5 million of short-term bank debt.  Inventory at quarter-end was $235.6 million, a decline of 7.2% from inventory levels of $254.0 million at the end of the prior year quarter.  Accounts receivable increased 23.7% to $151.9 million at the end of the First Quarter compared to $122.8 million at the end of the prior year quarter.  Day’s sales outstanding increased to 45 days at quarter-end compared to 42 days at the end of the prior year quarter.  The increase in day’s sales outstanding is primarily related to a slight increase in the Company’s collection cycle and, to a lesser extent, the weakening of the U.S. dollar.

2007 Outlook

The Company continues to estimate net sales growth in the lower double-digit range for the remainder of fiscal year 2007 and expects continued gross margin improvement on a year-over-year basis.  The Company does not expect net sales growth for any prospective quarter to be significantly higher or lower than this range.  These estimates incorporate the current prevailing spot rate of the U.S. dollar compared to other foreign currencies, primarily the Euro and Pound.  The Company expects it will be able to include earnings estimates for future periods after it completes its restatement and it updates its delinquent filings with the SEC.

Conference Call

The Company invites to you listen to a broadcast of its First Quarter 2007 conference call today that can be heard by visiting its website at www.fossil.com and selecting Investor Relations on the homepage and then webcasts under the Investor Relations heading.

Safe Harbor

Certain statements contained herein that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are: continued acceptance of the Company’s products in the marketplace; intense competition, both domestically and internationally; changes in external competitive market factors, such as introduction of new products, development of new competitors, competitive brands or competitive promotional activity or spending; changes in consumer demands for the various types of products that Fossil offers; changes in consumer tastes and fashion trends; inventory risks due to shifts in market demands;  changes in foreign currency rates in relation to the United States dollar; the Company’s ability to successfully implement manufacturing, distribution and other cost efficiencies; changes in accounting rules; accuracy of forecast data; general economic conditions; acts of terrorism or acts of war; government regulation; potential impact of the Special Committee’s findings and recommendations with respect to the Company’s equity granting practices; the outcome of the proceedings with Nasdaq and the inquiry by the Securities and Exchange Commission; and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and its Form 10-Q reports filed with the SEC.

About Fossil

Fossil, Inc. is a global design, marketing and distribution company that specializes in consumer products predicated on fashion and value.  The company’s principal offerings include an extensive line of men’s and women’s fashion accessories, including fashion watches and jewelry sold under the company’s proprietary and licensed brands, handbags, small leather goods, belts, sunglasses, and apparel.  The company’s products are sold in department stores and specialty retail stores in over 90 countries around the world, in addition to 201 company-owned and operated retail stores as of April 7, 2007 and through the company’s e-commerce website at www.fossil.com.   Certain product, press release and SEC filing information concerning the Company are available at the website.

Selected Net Sales Information ($ in millions)

The following table sets forth certain components of the Company’s consolidated net sales and the percentage relationship of the components to consolidated net sales for the periods indicated:

	Amounts		% of Total
	Thirteen Weeks Ended April 7, 2007	Fourteen Weeks Ended April 8, 2006	Thirteen Weeks Ended April 7, 2007	Fourteen Weeks Ended April8, 2006

Europe	$100.6	$81.3	33.0%	30.8%
Other International	50.3	37.4	16.5%	14.1%
Total International	150.9	118.7	49.5%	44.9%

Domestic Watch	49.1	51.0	16.1%	19.3%
Domestic Other	61.5	59.2	20.2%	22.4%
Total Domestic	110.6	110.2	36.3%	41.7%

Worldwide Retail	43.3	35.3	14.2%	13.4%

Total Net Sales	$304.8	$264.2	100.0%	100.0%

The following table is intended to illustrate by factor the total of the percentage change in sales by segment and on a consolidated basis:

	Analysis of Percentage Change in First Quarter Net Sales Versus Prior Year Quarter
	Attributable to Changes in the Following Factors
	Exchange Rates	Acquisitions	Organic Growth	Total Change
Europe	9.1%	0.0%	14.7%	23.8%
Other International	0.2%	1.4%	32.8%	34.4%
Domestic Wholesale	0.0%	0.0%	0.4%	0.4%
Retail Worldwide	1.0%	0.0%	21.6%	22.6%
Total	3.0%	0.2%	12.2%	15.4%

Selected Balance Sheet Data (in millions):

	April 7, 2007	April 8, 2006

Cash, Cash Equivalents and Short-Term Investments	$148.7	$68.0
Accounts Receivable	151.9	122.8
Inventories	235.6	254.0
Notes Payable - Current	11.5	46.8

Note:  As stated in the attached press release, as a result of the findings of the Special Committee related to the review of the Company’s historical equity granting practices, the Company is presenting only sales, gross profit and certain balance sheet items that the Company does not expect to be impacted by any material adjustments recorded in connection with its restatement of certain prior year financial statements filed with the SEC.  However, there can be no assurance that amounts will not change as a result of such restatement.  Reference is also made to the section captioned “Safe Harbor” in the attached press release.